UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 2, 2013, P. Schoenfeld Asset Management LP issued the following press release:

PSAM TO HOST LIVE WEBCAST

FOR METROPCS SHAREHOLDERS ON APRIL 4

PSAM will host webcast for PCS shareholders on April 4 at 10:30 a.m. ET

•                              Will present overwhelming case against the MetroPCS/T-Mobile transaction and answer shareholder questions

•                              Will discuss PCS’s continued distortion of the facts

•                              Urges PCS to begin being an advocate for its own shareholders

NEW YORK, April 2, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) will host a live presentation for all PCS shareholders via webcast on Thursday, April 4, 2013 at 10:30 am ET to present its overwhelming case for why PCS shareholders should vote AGAINST the proposed transaction between MetroPCS Communications, Inc. (“PCS” or the “Company”) and T-Mobile USA, Inc. (“T-Mobile”) (the “Proposed Transaction”) using the WHITE proxy card at the April 12, 2013 Special Shareholder Meeting.

On the webcast, PSAM will answer shareholder questions and discuss PCS’s repeated distortion of the facts related to the Proposed Transaction—evidenced again yesterday by their letter to PCS shareholders, which ignored the recommendations made by Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) to vote AGAINST the transaction and cherry picked portions of quotes from those reports to attempt to support their case, albeit unsuccessfully.  PSAM agrees with Glass Lewis that the PCS Board’s process was “insufficient” and not conducted in a manner that maximized shareholder value.

“MetroPCS’s contractual obligations to T-Mobile cannot justify sending distorted information about the transaction to PCS’s shareholders,” said PSAM in response to today’s letter sent to PCS shareholders.  “PCS is trying to ignore the fact that the leading independent proxy advisory firms—ISS and Glass Lewis—and most PCS shareholders all agree that having PCS remain as a stand-alone company is more attractive than pursuing a poorly structured and poorly negotiated transaction with T-Mobile.  It is clearly time for MetroPCS to start listening to and advocating for, rather than fighting with, its own shareholders.”

The April 4th live webcast will be hosted by Peter Schoenfeld, Chief Executive Officer and Chief Investment Officer of PSAM; Douglas Polley, Portfolio Manager at PSAM; and Richard Bilotti, Head of Special Situations Research at PSAM.

PCS shareholders can access the live webcast at the following web link:

http://event.on24.com/r.htm?e=603379&s=1&k=1B0CCF45F1BF663C536EF27316C5B0D1

The webcast will include live audio and presentation slides detailing PSAM’s arguments against the Proposed Transaction in order to better inform PCS shareholders why they should vote against it, followed by a question and answer period.  Shareholders will be able to submit questions through the question box on their webcast portal.  An archive of the webcast will be available until July 1, 2013 at 5:00 pm ET.

We recommend that PCS shareholders register for the webcast 15 minutes prior to the start time of the presentation and click on the “test your system” link to ensure your Internet browser properly supports the webcast audio and slide presentation.

If you do not have access to a computer, you can listen to live audio of the presentation via the U.S. and International telephone numbers below.  Please note that PCS shareholders who would like to submit questions during the call must do so through the webcast portal as the telephone lines will be listen only.

Dial-in information is as follows:

U.S. Dial-in:	1-866-811-8843

International Dial-in:	1-631-485-5139

Conference ID:	30852432

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.   STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

For Investor Inquiries:

Arthur Crozier/Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

For Media Inquiries:

Steve Bruce/Catherine Jones

ASC Advisors

(203) 992-1230

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